Exhibit 99.3

Offer by
CVR ENERGY, INC.
to Exchange up to 37,154,236 Common Units of
CVR REFINING, LP
for
Shares of CVR Energy, Inc. Common Stock

At an Exchange Ratio of One Common Unit of CVR Refining, LP for
0.6335 Shares of CVR Energy, Inc. Common Stock

Pursuant to the prospectus/offer to exchange dated                        , 2018

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION TIME") OR EARLIER TERMINATED.

                        , 2018

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by CVR Energy, Inc. ("CVR Energy"), to act as Information Agent in connection with CVR Energy's offer to exchange up to 37,154,236 shares of common units (the "common units") of CVR Refining, LP. ("CVR Refining"), at an exchange ratio of one common unit for 0.6335 shares of CVR Energy common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated                        , 2018 (as amended, supplemented or otherwise modified from time to time, the "prospectus/offer to exchange"), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the "offer"). We are asking you to furnish copies of the enclosed materials to your clients for whom you hold common units whether the common units are registered in your name or the name of your nominee.

        As discussed in the prospectus/offer to exchange, CVR Energy is not offering to sell and is not soliciting an offer to buy securities in any state or jurisdiction in which such offer or sale is not permitted.

        For your information and for forwarding to your clients for whom you hold common units registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  the prospectus/offer to exchange;

  2.
  The Letter of Transmittal, for your use and for the information of your clients;

  3.
  The Notice of Guaranteed Delivery to be used to accept the offer if common units and all other required documents cannot be delivered to American Stock Transfer & Trust Co., LLC (the "Exchange Agent") prior to the Expiration Time or if the procedure for book-entry transfer cannot be completed prior to the Expiration Time;

  4.
  A form of letter which may be sent to your clients for whose accounts you hold common units registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer; and

  5.
  Return envelope addressed to the Exchange Agent.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        CVR Energy will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Exchange Agent as described in the prospectus/offer to exchange)

for soliciting tenders of common units for exchange pursuant to the offer. CVR Energy will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. CVR Energy will pay any transfer taxes with respect to the transfer and exchange of common units to it or to its order, subject to Instruction 6 of the Letter of Transmittal. If holders of common units wish to tender their common units for exchange, but it is impracticable for them to do so prior to the Expiration Time, a tender for exchange may be effected by following the guaranteed delivery procedures described in the prospectus/offer to exchange.

        In order to accept the offer, a duly executed and properly completed original Letter of Transmittal and any required signature guarantees, or an agent's message (as defined in the prospectus/offer to exchange) in connection with a book-entry delivery of common units, and any other required documents, should be sent to the Exchange Agent prior to the Expiration Time.

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of the prospectus/offer to exchange. You can also obtain additional copies of the prospectus/offer to exchange, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,
D.R. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CVR ENERGY, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.